SMITHFIELD FOODS, INC.
                                   EXHIBIT 11
                   COMPUTATION OF NET INCOME PER COMMON SHARE

Net income and the number of common shares and common equivalent shares used to present net income per common share were computed as follows:

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                                            13 Weeks              13 Weeks                 39 Weeks                 39 Weeks
                                             Ended                 Ended                    Ended                    Ended
                                          Jan. 28, 1996        Jan. 29, 1995            Jan. 28, 1996            Jan. 29, 1995
                                          -------------       -------------            -------------             -------------
Income (in thousands)

Net income                                $  8,687                $17,330                $   8,908                 $   27,502

Dividends accumulated for Series B
   and C preferred stock                      (536)                  (168)                    (874)                     (506)
                                          ---------              ---------              -----------                ----------

Net income available to
   common stockholders                    $  8,151                $17,162                 $  8,034                 $   26,996
                                          ========                =======               ===========                ==========

Shares (in thousands)
   Weighted average shares
    Outstanding:                            16,910                 16,391                   16,576                     16,386

   Net effect of dilutive stock options        723                    746                      576                        692
                                          --------                -------                ---------                 ----------

      Shares for computation                17,633                 17,137                   17,152                     17,078
                                          ========                =======                =========                 ==========

Net income per share                      $    .46                $  1.00                $     .47                 $     1.58
                                          ========                =======                =========                 ==========

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